EXHIBIT 10.40

[LETTERHEAD OF THE COCA-COLA COMPANY]

January 4, 2006

Mr. Tom Mattia

Dear Tom,

        As we discussed, we are delighted to offer you the position of Senior Vice President, Public Affairs and Communications at The Coca-Cola Company. The following provides details of the employment offer to you:

  Compensation

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  Your base salary will be $32,500 on a monthly basis, which when annualized is $390,000.

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  You will be eligible to participate in the Company's annual incentive program. This important element of your total compensation plan is based on both individual performance and the financial performance of the Company. Your incentive target is eighty-five percent (85%) of your base salary. For 2006, your incentive target will be at the 85% level, prorated for the number of months you are participating in the plan and paid on total company performance for the year. Annual incentives are paid in the first quarter of the year following the plan year—for example, 2006 awards will be paid 1st quarter 2007.

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  You will be recommended for participation in the Company's long-term incentive program for the performance period that begins January 1, 2007. The Compensation Committee of the Board of Directors must approve your participation in this Plan and will do so at a Board meeting following your employment. The target value of your long-term incentive award under this program will be approximately $1,265,000. This value may be revised from time to time and will be delivered in a combination of stock options and performance share units.

  Relocation

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  Given that this position will be located at the Company's offices in Atlanta, Georgia, you will be eligible to participate in the Company's relocation program. Our relocation services include assistance with house hunting, home sale and purchase, and movement of household items. In addition, you will receive 6 months of temporary living in a furnished apartment, and trips to Dallas every second weekend to visit your family. However, if you wish to have your family visit you in Atlanta, instead of traveling to Dallas, we would provide travel support for up to 3 visits. In the coming weeks, you will receive a call from Linda Straw, your relocation contact (cell:                                                                            and office:                                                                            ), and she will help you and your family with the relocation to Atlanta.

  Make Whole Compensation

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  To recognize your loss of 2005 incentive from your current employer, you will receive a one-time signing bonus equal to $195,000 gross, upon your start date. If you should voluntarily terminate your employment or be terminated for cause prior to December 31, 2007; you will reimburse the Company a pro-rata portion of the signing bonus.

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  Additionally, a recommendation for a special one-time stock option grant of 45,000 options will be made for you at a meeting of the Compensation Committee of the Company's Board of Directors following your employment. This special one-time stock option award will be granted to you to replace the value of unvested stock options that you will be forfeiting upon leaving your current employer.

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  To recognize the value of the restricted stock from your current employer that will be forfeited, you will receive a cash buyout of $445,000 gross to be paid in three equal amounts on December 31, 2006 ($150,000); December 31, 2007 ($150,000); and December 31, 2008 ($145,000); provided you are actively employed with the Company on the date of payment. Should you voluntarily terminate your employment or be terminated for cause prior to the payment dates, the remaining balance(s) will be forfeited.

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  To recognize the forfeited service value in your current retirement plan, the Company will make special one-time payments to your Deferred Compensation account at certain intervals, provided you are actively employed: $55,000 on July 31, 2006; $55,000 on December 31, 2007; and $50,000 on December 31, 2008. Should you terminate your employment for any reason prior to the payment dates, the remaining balance(s) will be forfeited.

  Stock Ownership

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  Lastly, as a member of the senior leadership team, you will be expected to own 20,000 shares of Company stock. As part of the Company's ownership expectations, you will have up to five years to achieve this level of ownership.

  Perquisites and Benefits

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  In accordance with Company policy, you will be eligible for Company-paid membership and reimbursement of dues and initiation fees associated with one country club, social club or similar club as long as the club use is for ordinary and necessary business purposes. You will be required to track and report any personal use of the Company-paid club membership and dues. Club use that is personal is considered taxable income to the associate.

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  You will be eligible for domestic and international first class business travel in accordance with Company policy.

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  The Company provides a comprehensive Benefits Program that will be forwarded to you in a separate package. In addition, we will provide an orientation to your benefits coverage after you begin employment.

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  Following your employment, a recommendation will be made at a meeting of the Board of Directors, that you will be elected an officer of the Company and a member of the Executive Committee.

        Tom, I am very much looking forward to having you join The Coca-Cola Company. I know that you will be a terrific addition to our team and that you will make a real difference on this journey to create a sustainable growth business at The Coca-Cola Company.

Sincerely,
/s/ NEVILLE ISDELL
Neville Isdell Chairman and Chief Executive Officer
Accepted:
Date:

        This offer is contingent upon our mutual agreement that this is the right opportunity for you and The Coca-Cola Company. This offer will remain open for your acceptance until January 15, 2006 and anticipates your becoming an employee no later than February 16, 2006.